PROFFITT'S                                           Exhibit 99.1
_________________________________________________________________
INCORPORATED                            Post Office Box 9388
                                        Aloca, TN  37701
                                        (423) 983-7000
                                        Fax:  (423) 981-6325


             PROFFITT'S, INC. TO ACQUIRE 15 LOCATIONS
                       FROM DILLARD'S, INC.

                                          Contact:  Julia Bentley
                                                   (423) 981-6243

Birmingham, Alabama (August 3, 1998) Department store retailer Proffitt's, Inc. (NYSE:PFT) ("Proffit's" or the "Company") announced it has entered into an agreement to acquire from Dillard's (NYSE:DDS) ("Dillard's") certain department stores and related property currently owned by Mercantile Stores Company, Inc. ("Mercantile"). The transaction is conditioned upon completion of Dillard's acquisition of Mercantile, which is expected to close in early August.

Proffitt's has agreed to acquire the real and personal property of 15 store locations along with certain inventory and accounts receivable. The transaction, which is subject to normal conditions including the execution of a definitive agreement, is expected to close by the end of the third quarter 1998. Upon closing the transaction, the acquired locations will be converted into Proffitt's, Inc. stores. Details of the stores to be acquired and expected store nameplates are as follows:


                                                   Approx.
                                                    Gross
                                                   Square
                                            Owned/      Feet       Store
           Mall            Location         Leased  (in thous.)     Name
         --------         -----------      --------  ----------   ---------
The Florida Mall          Orlando, FL       Owned       120       Parisian
West Oaks Mall            Orlando, FL       Owned       217       Parisian
Market Place at
  Oviedo                  Orlando, FL       Owned       180       Parisian
Cortana Mall              Baton Rouge, LA   Owned       252       Parisian
Mall of Louisiana         Baton Rouge, LA   Owned       210       Parisian
Acadiana Mall             Lafayette, LA     Owned       185       Parisian
Hickory Hollow
  Mall                    Nashville, TN     Owned       173       Proffitt's
Rivergate Mall            Nashville, TN     Owned       200       Proffitt's
Galleria at
  Cool Springs            Nashville, TN     Owned       219       Proffitt's
The Mall at
  Green Hills             Nashville, TN     Leased      139       Proffitt's
Bellevue Center           Nashville, TN     Leased      175       Proffitt's
Turtle Creek Mall         Hattiesburg, MS   Owned       128       McRae's
Westgate Shopping
  Center                  Spartanburg, SC   Owned       158       Proffitt's
Miller Hill Mall          Duluth, MN        Owned       144       Younkers
West Acres
  Shopping Center         Fargo, ND         Owned       110       Herberger's

Total                                                 2,610


R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., commented, "We are very excited about the planned addition of these 15 locations to our existing store base. This transaction will greatly expand our presence in several key markets such as Orlando and Nashville as well as provide us entry into several important new markets such as Lafayette, Louisiana and Duluth, Minnesota. We look forward to the opportunity to provide these communities with the premier merchandise selections and outstanding customer service that are traditions at each of our stores."

Proffitt's management anticipates annualized revenues for the stores to be acquired will approximate $350 to $400 million and that the transaction will be modestly accretive to the earnings of the Company in 1999.

Proffitt's currently operates 230 department stores and four free-standing furniture stores under the names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Bergner's in twenty-four states. Proffitt's revenues for 1997 totaled $3.5 billion.

Certain of the information presented in the press release is "forward-looking" information within the definition of the Federal securities laws. The forward-looking information presented in the press release is premised on may factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in the assumptions of Proffitt's management.

The forward-looking information and statements are based on a series of preliminary projections and estimates and involve certain risks and uncertainties. Potential risks are uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty sore industries; the effectiveness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; and effective cost containment. For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the internet at www.sec.gov.

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